AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 6, 2006
REGISTRATION NO. 000-50029

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VOICE DIARY INC.
(Exact name of Registrant as specified in its charter)

Delaware	73-1629948
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

343 Sui Zhou Zhong Road
Sui Ning, Si Chuan Province, P.R.China
(Address of Principal Executive Offices, including ZIP Code)

2006 Non-Qualified Stock Compensation Plan
(Full title of the plan)

Greentree Financial Group, Inc.
7951 SW 6th Street, Suite 216
Plantation, FL 33324
(Name and address of agent for service)

JPF Securities, LLC
17111 Kenton Drive
Suite 100B
Cornelius, NC 28031
(Copies to)

(775) 883-5755
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount of Shares to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

$.01 par value Class A Common Stock	6,500,000	$.08(1)	$520,000	$65.88

TOTALS	6,500,000	$520,000	$65.88

(1)
This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the closing prices reported on the OTC Bulletin Board as of November 28, 2006.

PROSPECTUS

Voice Diary Inc.

6,500,000 Shares of Class A Common Stock

    This prospectus relates to the offer and sale by Voice Diary Inc., a Delaware corporation (“VDYI”), of 6,500,000 shares of its $.01 par value per share Class A Common Stock to certain employees, officers, directors and consultants (the “consultants”) pursuant to consulting agreements and the 2006 Non-Qualified Stock Compensation Plan (the “Stock Plan”). Pursuant to the Stock Plan and the consulting agreements, in payment for services rendered, VDYI is registering hereunder and then issuing, upon receipt of adequate consideration therefore, to the consultants and persons covered by the Stock Plan, 6,500,000 shares of Class A Common Stock.

    The Class A Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are “affiliates” of VDYI within the meaning of the Securities Act of 1933 (the “Act”) may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. An affiliate is summarily, any director, executive officer or controlling shareholder of VDYI or any one of its subsidiaries. An “affiliate” of VDYI is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If a consultant who is not now an “affiliate” becomes an “affiliate” of VDYI in the future, he/she would then be subject to Section 16(b) of the Exchange Act. The Class A Common Stock is traded on the OTC Bulletin Board under the symbol “VDYI”.

These Securities Have Not Been Approved Or Disapproved By The Securities And Exchange Commission Nor Has The Commission Passed Upon The Accuracy Or Adequacy Of This Prospectus. Any Representation To The Contrary Is A Criminal Offense.

The date of this prospectus is December 6, 2006

    This prospectus is part of a registration statement which was filed and became effective under the Securities Act of 1933, as amended (the “Securities Act”), and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act. The statements in this prospectus as to the contents of any contracts or other documents filed as an exhibit to either the registration statement or other filings by VDYI with the Commission are qualified in their entirety by the reference thereto.

    A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: Voice Diary Inc., 343 Sui Zhou Zhong Road, Sui Ning, Si Chuan Province, P. R. China. VDYI’s telephone number is (86825) 239-1788.

    VDYI is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by VDYI under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington D.C. 20549.

    No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by VDYI. This prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

    Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of VDYI since the date hereof.

PART 1

INFORMATION REQUIRED IN THE SECTION 10(a)

PROSPECTUS

Item 1. The Plan Information.

The Company

    VDYI has its principal executive offices at Voice Diary Inc., 343 Sui Zhou Zhong Road, Sui Ning, Si Chuan Province, P. R. China. VDYI’s telephone number is (86825) 239-1788.

Purpose

    VDYI will issue Class A Common Stock to certain employees, officers, directors and consultants pursuant to consulting agreements and the Stock Plan, which has been approved by the Board of Directors of VDYI. The agreements and the Stock Plan are intended to provide a method whereby VDYI may be stimulated by the personal involvement of such employees, officers, directors and consultants in VDYI's future prosperity, thereby advancing the interests of VDYI and all of its shareholders. The Stock Plan has been filed as an exhibit to this registration statement.

Class A Common Stock

The Board has authorized the issuance of up to 6,500,000 shares of the Class A Common Stock to the certain employees, officers, directors and consultants upon effectiveness of this registration statement.

The Consultants

The consultants have agreed to provide their expertise and advice to VDYI for the purposes set forth in the consulting agreements.

No Restrictions on Transfer

The employees, officers, directors and consultants will become the record and beneficial owners of the shares of Class A Common Stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Class A Common Stock.

Tax Treatment to the Recipients

The Class A Common Stock is not qualified under Section 401(a) of the Internal Revenue Code. The employees, officers, directors and consultants, therefore, will be required for federal income tax purposes to recognize compensation during the taxable year of issuance unless the shares are subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the recipients will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. If, however, the recipients receive shares of Class A Common Stock pursuant to the exercise of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise will be deemed compensation for federal income tax purposes. The recipients are urged to consult each of their tax advisors on this matter. Further, if any recipient is an “affiliate,” Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

Tax Treatment to the Company

The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by VDYI for federal income tax purposes in the taxable year of VDYI during which the recipient recognizes income.

Restrictions on Resales

In the event that an affiliate of VDYI acquires shares of Class A Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of Class A Common Stock in the six months preceding or following the receipt of shares hereunder, any so called “profit,” as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to VDYI. Services rendered have been recognized as valid consideration for the “purchase” of shares in connection with the “profit” computation under Section 16(b) of the Exchange Act. VDYI has agreed that for the purpose of any “profit” computation under 16(b), the price paid for the Class A Common Stock issued to affiliates is equal to the value of services rendered. Shares of Class A Common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

Item 2. Registrant Information and Employee Plan Annual Information

A copy of any document or part thereof incorporated by reference in this registration statement but not delivered with this prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: Voice Diary Inc., 343 Sui Zhou Zhong Road, Sui Ning, Si Chuan Province, P. R. China, where its telephone number is (86825) 239-1788.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the "Commission") by Voice Diary Inc., a Delaware corporation (the "Company"), are incorporated herein by reference:

(a)	The Company's latest Annual Report on Form 10-KSB for the year ended December 31, 2005 filed with the Securities and Exchange Commission on May 17, 2006;

(b)	The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended December 31, 2005;

(c)
A description of the Company's Class A Common Stock as set forth in the Section entitled “Description of Securities” contained in its Registration Statement on Form SB-2, filed May 15, 2003 (File No. 333-105285), including any amendment or report filed for the purpose of updating such description; and

(d)
All other documents filed by the Company after the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The financial statements of VDYI are incorporated by reference in this prospectus as of and for the year ended December 31, 2005 and have been audited by Brightman Almagor & Co., independent certified public accountants, as set forth in their report incorporated herein by reference. VDYI retained Traci J. Anderson, C.P.A. as its independent certified public accounts on July 26, 2006, and are incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting.

Item 6. Indemnification of Officers, Directors, Employees and Agents; Insurance.

Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was lawful.

In the case of an action by or in the right of the corporation, section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interests of the corporation, except that indemnification is not permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such court deems proper.

Section 145 further provides as follows:

•
that a Delaware corporation is required to indemnify a director, officer, employee or agent against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with any action, suit or proceeding or in defense of any claim, issue or matter therein as to which such person has been successful on the merits or otherwise;

•	that indemnification provided for by section 145 not be deemed exclusive of any other rights to which the indemnified party may be entitled;

•
that indemnification provided for by section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and

•
that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer against any such liability asserted against him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against liability under section 145.

A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. Such determination is to be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even through less than a quorum or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (3) by the stockholders.

Section 8 of our certificate of incorporation provides in part as follows:

The Corporation shall indemnify any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (a) is or was a director or officer of the Corporation or (b) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under Delaware Law, as the same exists or may hereinafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is to serve as a director or officer of the Corporation while this Article 8 is in effect. Any repeal or amendment of this Article 8 shall be prospective only and shall not limit the rights to any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article 8.

Section 102(b)(7) of the Delaware Corporation Law provides that the Certificate of Incorporation of a Delaware corporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) the payment of 34 unlawful dividends or the making of unlawful stock purchases or redemptions or (iv) any transaction from which the director derived a personal benefit.

Section 11 of our certificate of incorporation contains the following provisions with respect to the elimination or limitation of liability of our directors:

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived any improper personal benefit.

Our bylaws also provide indemnification provisions for the benefit of its officers similar to those contained in our certificate of incorporation.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

(a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by this reference:

Exhibit No.	Title

5.1	Legal opinion of JPF Securities Law, LLC

10.1	2006 Non-Qualified Stock Compensation Plan

23.1	Consent of Law Offices of JPF Securities Law, LLC (included in Exhibit 5.1)

23.2	Consent of Traci J. Anderson, C.P.A.

Item 9. Undertakings.

    The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

(iii)
include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(5)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Sui Ning, P. R. China, on December 6, 2006.

Voice Diary Inc. (Registrant)

Date: December 6, 2006	By:	/s/ Wang, Ji Guang
Wang, Ji Guang President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Wang, Ji Guang Wang, Ji Guang	President and Director	December 6, 2006

/s/ Chen, Jiang Chen, Jiang	Chief Executive Officer and Director	December 6, 2006

/s/ Zhong, Ying Zhong, Ying	Chief Financial Officer and Director	December 6, 2006

/s/ Wang, Ge Wei Wang, Ge Wei	Independent Director	December 6, 2006

/s/ Wang, Bing Wang, Bing	Independent Director	December 6, 2006